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EXHIBIT 4.1

Schedule A to Articles of Amendment

SERIES 1 SPECIAL SHARES

The Special Shares are issuable in series, the first series of which consists of 8,750,000 Special Shares which shall be designated as Series 1 Special Shares.  The rights, privileges, restrictions and conditions of the Series 1 Special Shares are as set out below.

ARTICLE 1
INTERPRETATION

1.1

Definitions

For purposes of these Series 1 Special Share provisions:

(a)

“Board of Directors” means the board of directors of the Corporation.

(b)

“Change of Control” means:

(i)

the amalgamation or merger of the Corporation with another corporation, or arrangement, reorganization or other transaction or series of transactions, pursuant to which the holders of voting securities of the Corporation immediately prior to the transaction (or the last transaction in a series of transactions, related or unrelated, within any 6 consecutive month period) hold, immediately after such transaction, directly or indirectly, less than 50% of the voting power to elect directors of the Corporation (or the surviving corporation); or

(ii)

a sale, lease, license or other disposition of all or substantially all of the assets of the Corporation out of the ordinary course of business of the Corporation.

(c)

“Common Shares” means common shares in the capital of the Corporation or such other shares into which common shares may be reclassified, converted, exchanged, or otherwise changed.

(d)

“Conversion Date” means the date on which the last of the documentation set out in Section 5.6(a) hereof is received by the Corporation.

(e)

“Conversion Price” means the amount determined in accordance with Article 5 hereof.

(f)

“Corporation” means Med-Emerg International Inc.

(g)

“Fair Market Value” means, in respect of assets other than securities, their fair market value as determined in good faith by the Board of Directors, and in respect of securities:

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(i)

if such securities are not subject to any statutory hold periods or contractual restrictions on transfer:

(A)

if traded on one or more securities exchanges or markets, the weighted average of the closing prices of such securities on the exchange or market on which the securities are primarily traded over the 30-day period ending three days prior to the relevant date;

(B)

if traded over-the-counter, the weighted average of the closing bid or sale prices (whichever are applicable) over the 30-day period ending three days prior to the relevant date; or

(C)

if neither (A) nor (B) is applicable, the fair market value of such securities as determined in good faith by the Board of Directors, but no discount or premium is to be applied to their valuation on the basis of the securities constituting a minority block or a majority block of securities; or

(ii)

if such securities are subject to statutory hold periods or contractual restrictions on transfer, or both, the fair market value of such securities as determined by applying an appropriate discount, as determined reasonably and in good faith by the Board of Directors, to the value as calculated in accordance with Section 1.1(g)(i) hereof.

(h)

“Fifth Anniversary” means the date that is five (5) years after the Issuance Date.

(i)

“Holders” means, at any time, the registered holders of all outstanding Series 1 Special Shares.

(j)

“Initial Price” means in the case of Series 1 Special Shares, US$0.40, as may be appropriately adjusted in respect of any Series 1 Stock Split.

(k)

“Insider” shall have the meaning ascribed thereto in the Securities Act (Ontario).

(l)

“Issuance Date” means in respect of Series 1 Special Shares, the date on which the first Series 1 Special Share is issued.

(m)

“Liquidation Event” means a liquidation, dissolution or winding-up of the Corporation.

(n)

“Special Shares” means the Special Shares in the capital of the Corporation, and includes the Series 1 Special Shares.

(o)

“Series 1 Special Shares” means the Special Shares designated as Series 1 Special Shares.

(p)

“Series 1 Stock Split” means:

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(i)

the issuance of Series 1 Special Shares as a dividend or other distribution on outstanding Series 1 Special Shares;

(ii)

the subdivision of outstanding Series 1 Special Shares into a greater number of Series 1 Special Shares; or

(iii)

the consolidation of outstanding Series 1 Special Shares into a smaller number of Series 1 Special Shares.

(q)

 “Stock Split” means:

(i)

the issuance of Common Shares as a dividend or other distribution on outstanding Common Shares;

(ii)

the subdivision of outstanding Common Shares into a greater number of Common Shares; or

(iii)

the consolidation of outstanding Common Shares into a smaller number of Common Shares.

1.2

Delivery

Wherever in these Series 1 Special Share provisions a delivery is to be made to a Holder, such delivery requirement shall be and shall be deemed to be satisfied by delivery to the last address of such Holder noted on the register maintained by or on behalf of the Corporation for the Series 1 Special Shares.

ARTICLE 2
VOTING RIGHTS

2.1

Entitlement to Vote

Each holder of Series 1 Special Shares is entitled to receive notice of and to attend all meetings of shareholders of the Corporation and to vote at such meetings, except meetings at which only holders of a specified class of shares (other than Series 1 Special Shares) or specified series of shares are entitled to vote.

2.2

Number of Votes

Each Series 1 Special Share entitles the Holder to the number of votes per share equal to the number of whole Common Shares into which such Series 1 Special Share is convertible pursuant to these Series 1 Special Share provisions as of the record date for the determination of shareholders entitled to vote on such matter, or if no record date is established, the date such vote is taken or any written consent of shareholders is solicited.

2.3

Single Class

Except as otherwise provided in these Series 1 Special Share provisions or the provisions of any other class or series of shares or as may be required by applicable law, the Holders will vote together with the holders of Common Shares and any other class of shares entitled to vote with the Common Shares as a single class on all matters submitted to a vote of shareholders.

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ARTICLE 3
DIVIDENDS

3.1

Entitlement to Dividends

The Holders are entitled to receive dividends for each Special Share, if, as and when declared by the Board of Directors and out of the funds legally available for the payment thereof.

ARTICLE 4
LIQUIDATION PREFERENCE

4.1

Payment on Liquidation Event

Upon the occurrence of a Liquidation Event, the Holders are entitled, on a parity with the authorized Special Shares of every other series, if any, in preference to the rights of holders of the Common Shares or any shares of any other class or series ranking junior to the Series 1 Special Shares, but subject to the rights of holders of shares of any class or series ranking senior to the Series 1 Special Shares, to be paid out of the assets of the Corporation available for distribution to holders of the Corporation’s capital stock, an amount in cash equal to $0.44536 (as may be appropriately adjusted in respect of any Series 1 Stock Split) for each Series 1 Special Share, together with all declared and unpaid dividends on the Series 1 Special Shares.

4.2

Insufficient Assets

If all of the assets of the Corporation are insufficient to permit the payment in full to the Holders of all amounts to be distributed to them pursuant to Section 4.1 hereof, then, subject to the rights of holders of shares of any class or series ranking senior to the Series 1 Special Shares, the assets of the Corporation available for such distribution are to be distributed rateably among the Holders and the holders of any shares of any other class or series ranking on par with the Series 1 Special Shares, pari passu, in proportion to the full preferential amount each such holder is otherwise entitled to receive.

4.3

 Remaining Assets

After the payment referred to in Section 4.1 hereof has been made in full to the Holders, or funds necessary for such payment have been set aside by the Corporation in trust for the exclusive benefit of such Holders so as to be available for such payment, any assets remaining available for distribution shall be distributed, subject to the rights, if any, of holders of any other class of shares to receive a portion of such remaining assets, rateably among the holders of Common Shares.

4.4

No Preference Following Conversion

For greater certainty, after conversion of any Series 1 Special Shares into Common Shares, the holder of such Common Shares shall participate rateably in any distribution of the assets of the Corporation among the holders of Common Shares.

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4.5

Notice

At least 15 days before the proposed date of a voluntary Liquidation Event, the Corporation will deliver to the Holders written notice of such Liquidation Event stating an estimated payment date, an estimate of the amount to which the Holders are entitled and the place where such payments are payable.

ARTICLE 5
CONVERSION

5.1

Conversion at the Option of the Holder

The Series 1 Special Shares are convertible, at any time and from time to time prior to the Fifth Anniversary, at the option of the Holder and without payment of additional consideration, into Common Shares.

5.2

Conversion at the Option of the Corporation

Subject to the Holder’s conversion rights pursuant to Section 5.1, the Corporation may convert the Series 1 Special Shares into Common Shares at any time and from time to time without payment of additional consideration commencing after the two (2) year anniversary of the Issuance Date and up to and including the date that is the Fifth Anniversary, upon 10 days’ prior written notice by the Corporation to the Holder, provided that such conversion may only occur if (i) the volume weighted average trading price of the Common Shares on the principal exchange or market (including the OTC Bulletin Board) on which the Common Shares are traded over any 60 consecutive calendar day period is greater than or equal to 115% of the Initial Price, (ii) the total volume of Common Shares traded over such period exceeds 600,000 Common Shares (as adjusted to reflect any Stock Splits after the Issuance Date), and (iii) the Corporation delivers such notice to Holders within 10 days of the satisfaction of the foregoing conditions in (i) and (ii).

5.3

Conversion Rate

The number of Common Shares into which each Series 1 Special Share is convertible shall be equal to the quotient obtained by dividing the Initial Price by the applicable Conversion Price, as adjusted from time to time in accordance with Article 6.

5.4

Time of Conversion

Conversion of any Series 1 Special Shares into Common Shares pursuant to this Article 5 shall be deemed to be effected:

(a)

in the case of a conversion pursuant to Section 5.1 hereof, immediately on the close of business on the Conversion Date; and

(b)

in the case of a conversion pursuant to Section 5.2 hereof, immediately on the close of business of the day immediately following the expiry of the 10 days’ prior written notice given by the Corporation to the Holder pursuant to the terms thereof.

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5.5

Effect of Conversion

At the time of the conversion of any Series 1 Special Shares into Common Shares as provided in Section 5.1 or 5.2:

(a)

the rights of a Holder as a holder of the converted Series 1 Special Shares shall terminate; and

(b)

each person in whose name any certificate for Common Shares is issuable upon such conversion is deemed to have become the holder of record of such Common Shares.

5.6

Mechanics of Conversion at the Option of the Holder

(a)

To exercise the conversion rights under Section 5.1 hereof, a Holder must:

(i)

give written notice to the Corporation (which may be conditional upon the occurrence of certain events reasonably expected to occur within ten (10) days of such notice, including the consummation of a Change in Control) at its principal office or the principal office of any transfer agent for the Common Shares:

(A)

stating the number of Series 1 Special Shares that the Holder elects to convert; and

(B)

providing the name or names (with address or addresses) in which the certificate or certificates for Common Shares issuable upon such conversion are to be issued;

(ii)

surrender the certificate or certificates representing the Series 1 Special Shares being converted to the Corporation (which may be conditional upon the occurrence of certain events reasonably expected to occur within ten (10) days of such surrender, including the consummation of a Change in Control) at its principal office or the office of any transfer agent for the Common Shares which share certificates shall bear all legends prescribed by applicable securities laws; and

(iii)

where the Common Shares are to be registered in the name of a person other than the Holder, provide satisfactory evidence to the Corporation, acting reasonably, of proper assignment and transfer of the surrendered certificates to the Corporation, including evidence of compliance with applicable Canadian and United States securities laws and any applicable shareholder agreement and an opinion of counsel satisfactory to the Corporation, acting reasonably, of such compliance.

(b)

Within five (5) days after the Conversion Date, the Corporation shall issue and deliver to the Holder a certificate or certificates in such denominations as such Holder requests for the number of full Common Shares issuable upon the conversion of such Series 1 Special Shares, together with a cash payment in respect of any fractional Common Shares issuable upon such conversion in accordance with Section 5.8 hereof.

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5.7

Mechanics of Conversion at the Option of the Corporation

(a)

Upon the conversion of any Series 1 Special Shares into Common Shares pursuant to Section 5.2 hereof, each Holder shall surrender the certificate or certificates formerly representing that Holder’s Series 1 Special Shares at the principal office of the Corporation or the principal office of any transfer agent for the Common Shares.

(b)

Upon receipt by the Corporation of the certificate or certificates contemplated by Section 5.7(a) hereof, the Corporation shall issue and deliver to such Holder, promptly and in the name shown on the surrendered certificate or certificates, a certificate or certificates for the number of Common Shares into which such Series 1 Special Shares are converted, together with a cash payment in respect of any fractional Common Shares issuable upon such conversion in accordance with Section 5.8 hereof.

(c)

The Corporation is not required to issue certificates evidencing the Common Shares issuable upon conversion until certificates formerly evidencing the converted Series 1 Special Shares are either delivered to the Corporation or its transfer agent, or the Holder notifies the Corporation or such transfer agent that such certificates have been lost, stolen or destroyed, and executes and delivers an agreement to indemnify the Corporation from any loss incurred by the Corporation in connection with the loss, theft or destruction and any other document or instrument reasonably requested by the Corporation in each case in a form acceptable to the Corporation and to any transfer agent for the Common Shares, each acting reasonably.

5.8

Fractional Shares

No fractional Common Shares will be issued upon conversion of Series 1 Special Shares. Instead of any fractional Common Shares that would otherwise be issuable upon conversion of Series 1 Special Shares, the Corporation will make a cash payment to the Holder in respect of such fraction in an amount equal to the fraction of the Common Share that the Corporation would otherwise be required to issue upon such conversion multiplied by the market price per Common Share (as determined by the Board of Directors acting reasonably and in good faith) at the time of conversion.

5.9

Partial Conversion

If some but not all of the Series 1 Special Shares represented by a certificate or certificates surrendered by a Holder are converted, the Corporation will execute and deliver to or on the order of the Holder, at the expense of the Corporation, a new certificate representing the number of Series 1 Special Shares that were not converted.

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ARTICLE 6
CONVERSION PRICE

6.1

Initial Conversion Price

The initial Conversion Price in respect of the Series 1 Special Shares shall be equal to the Initial Price and shall remain in effect until the Conversion Price is adjusted in accordance with the provisions of this Article 6.

6.2

Adjustments for Stock Splits

After the Issuance Date, the Conversion Price shall be adjusted upon a Stock Split, automatically and simultaneously with the Stock Split, such that the Conversion Price immediately following the Stock Split shall be equal to the product obtained by multiplying the Conversion Price immediately before the Stock Split by a fraction:

(a)

the numerator of which is the number of Common Shares issued and outstanding immediately before the Stock Split (for greater certainty, calculated on an undiluted basis); and

(b)

the denominator of which is the number of Common Shares issued and outstanding immediately after the Stock Split (for greater certainty, calculated on an undiluted basis).

6.3

Adjustments for Capital Reorganizations

If, following the Issuance Date, the Common Shares are changed into the same or a different number of shares of any class or series of stock, whether by capital reorganization, reclassification or otherwise (other than in connection with a Liquidation Event or a Stock Split), the Series 1 Special Shares shall be convertible into such kind and number of such shares that a holder of a number of Common Shares equal to the number of Common Shares into which such Series 1 Special Shares were convertible immediately prior to the change is entitled to receive upon such change.

6.4

Certificate as to Adjustments

In each case of an adjustment or readjustment of the Conversion Price, the Corporation will promptly deliver to each Holder a certificate, prepared by two senior officers of the Corporation, showing such adjustment or readjustment, and stating in reasonable detail the facts upon which such adjustment or readjustment is based.

6.5

Further Adjustment Provisions

If, at any time as a result of an adjustment made pursuant to this Article 6, a Holder becomes entitled to receive any shares or other securities of the Corporation other than Common Shares upon surrendering Series 1 Special Shares for conversion, the Conversion Price in respect of such other shares or securities will be adjusted after that time, and will be subject to further adjustment from time to time, in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Series 1 Special Shares contained in this Article 6 as determined by the Board of Directors acting reasonably and in good faith, and the remaining provisions of these Special Shares provisions apply on the same or similar terms to any such other shares or securities as determined by the Board of Directors acting reasonably and in good faith.

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ARTICLE 7
REDEMPTION

7.1

Redemption on Change of Control

Unless all of the Series 1 Special Shares shall have otherwise been converted into Common Shares pursuant to Article 5 hereof prior to or conditional upon a Change of Control, immediately upon a Change of Control, any outstanding Series 1 Special Shares shall be automatically redeemed and shall be deemed to be redeemed in accordance with the applicable provisions of this Article 7 without any act by the Corporation or the Holders.

7.2

Automatic Redemption

Unless all of the Series 1 Special Shares shall have otherwise been converted into Common Shares pursuant to Article 5 hereof on or prior to the Fifth Anniversary, the Series 1 Special Shares shall, on the first Business Day following the Fifth Anniversary, be automatically redeemed and shall be deemed to be redeemed in accordance with the applicable provisions of this Article 7 without any act by the Corporation or the Holders. The Redemption Price shall be satisfied, in the sole discretion of the Corporation, in:

(a)

cash; or

(b)

the issuance of fully-paid and non-assessable Common Shares, together with a cash payment in respect of any fractional Common Shares to be issued.

7.3

Redemption Price

The redemption price payable for each Series 1 Special Share (the “Redemption Price”) shall be equal to:

(a)

with respect to any redemption of Series 1 Special Shares pursuant to Section 7.1 or 7.2(a) hereof, $0.44536 (as may be appropriately adjusted in respect of any Series 1 Stock Split) together with all declared and unpaid dividends on such Series 1 Special Share; and

(b)

with respect to any redemption of Series 1 Special Shares pursuant to Section 7.2(b) hereof, the number of Common Shares for each Series 1 Special Share equal to the quotient obtained by dividing:

(i)

the Initial Price; by

(ii)

95% of the volume weighted average trading price for one (1) Common Share on the principal exchange or market (including the OTC Bulletin Board) upon which the Common Shares are then traded during the sixty (60) consecutive calendar day period on the day ending immediately preceding the Fifth Anniversary (the “VWA Trading Price”).

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7.4

Conditions to Redemption

Solely in the case of a redemption of Series 1 Special Shares pursuant to Section 7.2 hereof, the Corporation shall deliver written notice of its determination as to whether to redeem outstanding Series 1 Special Shares pursuant to either Section 7.2(a) or Section 7.2(b) hereof (a “Redemption Notice”) to each Holder not later than sixty (60) calendar days prior to the Fifth Anniversary (as conclusively determined by way of a post mark or evidence of delivery of such notice to a reputable over-night courier company) (such date, the “Notice Date”) provided, however, that if the Corporation has not delivered a Redemption Notice so specifying on or before the Notice Date, the Corporation shall be deemed to have determined to pay the Redemption Price by way of a cash payment pursuant to Section 7.2(a).

7.5

Insufficient Funds

(a)

If the funds of the Corporation legally available for redemption of the Series 1 Special Shares pursuant to Section 7.1 hereof are insufficient to redeem the total number of Series 1 Special Shares subject to such redemption, those funds that are legally available will be used to redeem the maximum possible number of whole shares rateably among the Holders and the Corporation shall pay any remaining amount of the Redemption Price to the Holders as and when funds legally available for such redemption of Series 1 Special Shares subsequently become available, provided that those funds shall be used to redeem the maximum possible number of whole Series 1 Special Shares rateably among the Holders.

(b)

If the funds of the Corporation legally available for redemption of the Series 1 Special Shares pursuant to Section 7.2(a) hereof are insufficient to redeem the total number of Series 1 Special Shares subject to such redemption, those funds that are legally available will be used to redeem the maximum possible number of whole shares rateably among the Holders. The Series 1 Special Shares not so redeemed shall remain outstanding and remain subject to the rights, privileges, restrictions and conditions provided in these Series 1 Special Share provisions provided, however, that as and when funds legally available for such redemption of Series 1 Special Shares subsequently become available (as determined every three months after the Fifth Anniversary), those funds will be used to redeem the maximum possible number of whole Series 1 Special Shares rateably among the Holders.

7.6

Redemption Mechanics

(a)

With respect to any redemption of Series 1 Special Shares pursuant to Section 7.1 or 7.2(a) hereof (i) in the case of a redemption pursuant to Section 7.1 hereof, on or as soon as possible after the Change of Control or (ii) in the case of a redemption pursuant to Section 7.2(a) hereof, on or as soon as possible after the Fifth Anniversary, each Holder shall surrender the certificate or certificates representing such Holder’s Series 1 Special Shares redeemed at the principal office of the Corporation or the principal office of any transfer agent for the Common Shares and upon receipt by the Corporation of such certificate or certificates, the Corporation shall deliver to such Holder promptly and in the name shown on the surrendered certificate or certificates, a certified cheque of the Corporation in an amount equal to the aggregate Redemption Price for the Series 1 Special Shares represented by such certificate or certificates.

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(b)

With respect to any redemption of Series 1 Special Shares pursuant to Section 7.2(b) hereof, on or as soon as possible after the Fifth Anniversary each Holder shall surrender the certificate or certificates representing such Holder’s Series 1 Special Shares so redeemed at the principal office of the Corporation or the principal office of any transfer agent for the Common Shares and upon receipt by the Corporation of such certificate or certificates, the Corporation shall deliver to such Holder promptly and in the name shown on the surrendered certificate or certificates, a certificate or certificates representing such number of fully-paid and non-assessable Common Shares as determined in Section 7.2(b), together with a cash payment to the Holder in respect of any fractional share in an amount equal to the fraction of the Common Share that the Corporation would otherwise be required to issue upon such conversion multiplied by the VWA Trading Price.

(c)

The Corporation shall not be required to pay any amount in respect of the Redemption Price (whether in cash or Common Shares) until certificates evidencing redeemed Series 1 Special Shares are either delivered to the Corporation or its transfer agent, or the Holder notifies the Corporation or such transfer agent that such certificates have been lost, stolen or destroyed, and executes and delivers an agreement to indemnify the Corporation from any loss incurred by the Corporation in connection with such loss, theft or destruction and any other document or instrument reasonably requested by the Corporation in each case in a form acceptable to the Corporation and any transfer agent for the Common Shares, each acting reasonably.

7.7

Time and Effect of Redemption

Upon the earlier of the date that (i) the Corporation deposits with the transfer agent, if any, for the Series 1 Special Shares, or with a third party trust company selected by the Corporation for this purpose, the cash and/or Common Shares sufficient to satisfy the aggregate Redemption Price in respect of the Series 1 Special Shares to be redeemed and (ii) a Holder receives payment in full of the Redemption Price:

(a)

the rights of a Holder as a holder of the redeemed Series 1 Special Shares shall terminate; and

(b)

each person in whose name any certificate for Common Shares, if applicable, is issuable upon such redemption is deemed to have become the holder of record of such Common Shares.